TRANSFER AND ASSUMPTION OF LIABILITIES AGREEMENT

THIS TRANSFER AND ASSUMPTION OF LIABILITIES AGREEMENT made and entered into as of this 21st day of December, 2009 (the "Agreement") by and between Harcom Productions, Inc. (the "Company") and Shane Harwell ("Harwell").

WITNESSETH

WHEREAS, the Company intends to enter into an Agreement and Plan of Reorganization with US Highland, Inc., whereas US Highland, Inc. will be merged into the Company.

WHEREAS, in contemplation of the proposed merger, Harwell, an officer and director of the Company, has purchased all of the assets of the Company pursuant to an Asset Purchase Agreement dated December 21, 2009.

WHEREAS, US Highland has agreed to reduce the amount due to related parties by one hundred forty three thousand, eight hundred twenty dollars ($143,820). As a result, the amount due to related parties shall be one hundred three thousand five hundred forty five dollars ($103,545).

WHEREAS, in connection with the foregoing, Harwell has agreed to assume all of the remaining liabilities of the Company (the "Assumed
Liabilities") as described on Exhibit A;

WHEREAS, the parties hereto wish to enter into this Agreement in order to effectuate the transfer and the assumption of the Assumed
Liabilities in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which the Company hereby acknowledges, the parties hereto agree as follows:

	1.	For and consideration of the issuance of a convertible
debenture for the face amount of $225,000, the Company hereby conveys to Harwell the Assumed Liabilities and Harwell assumes all of the Assumed Liabilities. The debenture, attached hereto as Exhibit B, shall be immediately convertible into common shares of the Company at a conversion price equal to 65% of the 28 day trading average prior to conversion.

To the extent necessary, Harwell agrees to execute any and all assignments or other documents which may be necessary to effect such assumption or which may be requested by any creditor of the Company to document such assumption.

	2.	Harwell hereby warrants itself to be obligated to pay the
Assumed Liabilities.



IN WITNESS WHEREOF, the Company and Harwell have caused this Agreement to be executed and delivered on the date and date first above written.


Harcom Productions, Inc.


/s/Damian Riddoch                         /s/Shane Harwell
-------------------------                 ---------------------
By:  Damian Riddoch				Shane Harwell




Exhibit A
Assumed Liabilities

Long-term debt
	Note payable to the former owners, dated July 1, 1999 bearing interest at 6.5% per annum, payable on March 1, 2019. The balance on the note payable net of current portion on December 31, 2007 was $149,496 and on December 31, 2008 was $140,867. The balance on November 30, 2009 is $134,018 plus current portion of $9,059.

Due to Related Party
	Charles Harwell, general manager has advanced funds to Harcom to purchase materials expensed as costs of goods sold as well as to occasionally meet payroll obligations. These loans were made through the use of the General Manager's personal credit cards and personal loans. As such, the amount of interest accrued is dictated by the interest rate agreed to through the General Manager's credit agreement. For the years ended December 31, 2008 and 2007, the net effect of unpaid advances were $192,808 and $71,850, respectively.  The net
effect of unpaid balances on November 30, 2009 is $247,365.   Total
amount due and owing to related party after $143,280 payment by US Highland, Inc. is $103,545 as of November 30, 2009.

Accounts Payable & Accrued Liabilities
	As of November 30, 2009, accounts payable and accrued liabilities were $19,812.